Exhibit 99.1
O2Diesel Closes Recently Announced $6.5 million of Additional Funding
O2Diesel Corporation (AMEX:OTD), a pioneer in the development of cost-effective, cleaner-burning, diesel fuels for centrally-fueled fleets of all types, today announced that it has closed on the two recently announced equity investments with UBS AG London and Standard Bank PLC London for $4 million and $2.5 Million respectively.
“We are very pleased to have met all the conditions of the investment and closed so quickly” said Alan Rae CEO of O2Diesel Corporation. “These transactions provided the funding we need to be able to execute our commercial strategy and together are a major step towards meeting our ongoing AMEX listing requirements.”
More About O2Diesel: The Company and Its Fuel Technology
O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ — the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.
Forward Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are ‘forward-looking statements’ that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products and failure to capitalize upon access to new markets. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.
Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000
Or
Alliance Advisors, LLC
Mark McPartland
+1 (914) 244-0062
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